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                                                                      EXHIBIT 18

                LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

May 12, 1995

The Board of Directors
The Times Mirror Company
Times Mirror Square
Los Angeles, California 90053

Dear Sir:

     Note 2 of Notes to the Unaudited Condensed Consolidated Financial Statements of The Times Mirror Company included in its Form 10-Q for the three months ended March 31, 1995 describes a change in the method of accounting for recording certain contract-related revenues from the licensing and sale of training programs and related training materials by one of its operating units. Under its previous accounting treatment, the entity recognized revenues on the date a non-cancelable license agreement was signed and an initial copy of the training materials was delivered to the customer. Under the new accounting method, revenue is recognized at the time of delivery of the training materials. If partial shipments of the overall quantity are made, a pro rata share of the related revenues is recorded as shipped. You have advised us that you believe that this change is to a preferable method in your circumstances because it recognizes revenues over the period of contract performance and provides for consistent accounting treatment among The Times Mirror Company's professional training companies.

     We conclude that the change in the method of accounting for these contract-related training revenues is to an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1994, and therefore we do not express any opinion on any financial statements of The Times Mirror Company subsequent to that date.

                                          Very truly yours,

                                          Ernst & Young LLP